Exhibit 10.2

LAND COURT SYSTEM	REGULAR SYSTEM

After Recordation, Return By Mail:

Andrew P. Romshek

Kutak Rock LLP

The Omaha Building

1650 Farnam Street

Omaha, NE 68102

Type Of Document:  Mortgage, Security Agreement, Assignment Of Leases and Rents
And Fixture Filing                                        (Total Pages:  29 )

Parties To Document:

Mortgagee:  Bank of Hawaii

Mortgagor:  Maui Land & Pineapple Company, Inc.

Tax Map Key For Property:

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS
AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (herein “Instrument”), is made as of October 1, 2006, by the Mortgagor, MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose address is 120 Kane Street, Kahului, Hawaii 96733-6687 (herein “Borrower”), in favor of the Mortgagee, BANK OF HAWAII, a Hawaii corporation, whose address is Commercial Real Estate Loan Division, 130 Merchant Street, 17th Floor, Honolulu, Hawaii 96813 (herein “Mortgagee”).

W I T N E S S E T H :

THAT, WHEREAS, Borrower is justly indebted to Mortgagee in the principal sum of $10,000,000.00, pursuant to a certain Loan Agreement (Real Estate) of even date herewith, more particularly described below,

NOW, THEREFORE, in consideration of the indebtedness herein recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower irrevocably gives, grants, sells, conveys, warrants, assigns, sets over, and mortgages unto Mortgagee all of Borrower’s right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in the City of Kahului, County of Maui, State of Hawaii, and more particularly described on Exhibit A attached hereto and incorporated herein including all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the property (collectively “Premises”);

TOGETHER with all of Borrower’s estate, right, title and interest, now owned or hereafter acquired, in, under and to:

(a)           all buildings, structures, improvements, parking areas, landscaping, equipment, fixtures and articles of property now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises; including but without being limited to, all heating, air conditioning and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Instrument and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as “Improvements”); and

(b)           all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to (i) a taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

(c)           return premiums or other payments upon any insurance any time provided with respect to the Premises, Improvements, and other collateral described herein for the benefit of or naming Mortgagee, and refunds or rebates of taxes or assessments on the Premises;

(d)           all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the “Leases”) now or hereafter affecting the Premises including, without limitation, all rents, issues, income, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment (“Rents”), all guaranties of tenants’ performance under the Leases, and all rights and claims of any kind that Borrower may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding;

(e)           plans, specifications, contracts and agreements relating to the design or construction of the Improvements; Borrower’s rights under any payment, performance, or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies, and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements, and purchase orders with contractors, subcontractors, suppliers, and materialmen incidental to the design or construction of the Improvements;

(f)            to the extent all contracts, deposits, deposit accounts, accounts, all rights, claims or causes of action pertaining to or affecting the Premises or the Improvements, including, without limitation, all supporting obligations and any and all proceeds thereof, all options or contracts to acquire other property for use in connection with operation or development of the Premises or Improvements, management contracts, service or supply contracts, permits, licenses, franchises and certificates, and all commitments or agreements, now or hereafter in existence, intended by the obligor thereof to provide Borrower with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements including refundable deposits and fees;

(g)           all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases, or other items of collateral described herein; and

(h)           all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein, including but not limited to lease and real-estate proceeds and other amounts relating to the use, disposition, or sale of the collateral described herein which proceeds or other amounts are characterized as general intangibles.

All of the foregoing described collateral is exclusive of any goods, equipment, inventory, furniture, furnishings or trade fixtures owned and supplied by tenants of the Premises.  The Premises, the Improvements, the Leases and all of the rest of the foregoing property are herein referred to as the “Property.”

TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof to the use and benefit of Mortgagee and its successors and assigns in fee simple forever.

TO SECURE TO Mortgagee (a) the repayment of funds advanced or to be advanced for the purpose of paying for the construction of improvements on the Premises in whole or in part, in the principal amount of $10,000,000.00 with interest thereon at the rate of 6.93% per annum as set forth in the Loan Agreement (Real Estate) dated of even date herewith (the “Loan Agreement”) between Borrower and Mortgagee and all renewals, extensions and modifications thereof; (b)  the repayment of any future advances, with interest thereon, made by Mortgagee to Borrower pursuant to Section 28 hereof (herein “Future Advances”); (c) the payment of all other sums, with interest thereon, advanced in accordance herewith to protect the security of this Instrument or to fulfill any of Borrower’s obligations hereunder or under the other Loan Documents (as defined below), the amount of which together with the Future Advances shall not exceed $20,000,000.00; (d) the performance of the covenants and agreements of Borrower contained herein or in the other Loan Documents; and (e) the repayment of all sums now or hereafter owing to Mortgagee by Borrower pursuant to any instrument which recites that it is secured hereby.  The indebtedness and obligations described in clauses (a)-(e) above are collectively referred to herein as the “Indebtedness.”  The Loan Agreement, this Instrument, and all other documents evidencing, securing or guaranteeing the Indebtedness (except the Environmental Indemnity Agreement Regarding Hazardous Substances (“Indemnity”), as the same may be modified or amended from time to time, are referred to herein as the “Loan Documents.”  The terms of the Loan Agreement may provide that the interest rate or payment terms or balance due may be indexed, adjusted, renewed, or renegotiated from time to time, and this Instrument shall continue to secure the Indebtedness notwithstanding any such indexing, adjustment, renewal or renegotiation.

PROVIDED, ALWAYS, that if Borrower shall pay unto Mortgagee the Indebtedness and if Borrower shall duly, promptly and fully perform, discharge, execute, effect, complete and comply with and abide by each and every of the stipulations, agreements, conditions and covenants of the Loan Agreement and this Instrument, then this Instrument and all assignments contained herein and liens created hereby shall cease and be null and void; otherwise to remain in full force and effect.

Borrower represents and warrants that Borrower has good, marketable and insurable title to, and has the right to mortgage an indefeasible fee simple estate in, the Premises, Improvements, Rents, and Leases, and the right to convey the other Property, that the Property is unencumbered except for the exceptions set forth in Exhibit B hereto (the “Permitted Exceptions”), and that Borrower will warrant and forever defend the title to the Property against all claims and demands, subject only to the Permitted Exceptions.

Borrower represents, warrants, covenants and agrees for the benefit of Mortgagee as follows:

1.             PAYMENT OF PRINCIPAL AND INTEREST.  Borrower shall promptly pay when due the principal of and interest on the Indebtedness, any prepayment and other charges provided in the Loan Documents and all other sums secured by this Instrument.

2.             FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES.  Except as is hereinafter provided with respect to the impounding of such payments by Mortgagee following the occurrence and during the continuance of an Event of Default, Borrower shall pay or cause to be paid when due, prior to delinquency, all annual real estate taxes, insurance premiums, assessments, water and sewer rates, ground rents and other charges (herein “Impositions”) payable with respect to the Property.  Upon the occurrence and during the continuance of an Event of Default (hereinafter defined), and at Mortgagee’s sole option at any time thereafter, Borrower shall pay in addition to each monthly payment on the Loan, one-twelfth of the annual Impositions (as estimated by Mortgagee in its reasonable discretion), to be held by Mortgagee without interest to Borrower, for the payment of such Impositions (such payments being referred to herein as “Impounds”).

Annually during the term of this Instrument, Mortgagee shall compare the Impounds collected to the Impositions paid or to be paid.  If the amount of such Impounds held by Mortgagee at such time shall exceed the amount deemed necessary by Mortgagee to provide for the payment of Impositions as they fall due, if no Event of Default shall have occurred and be continuing, such excess shall be at Borrower’s option, either repaid to Borrower or credited to Borrower on the next monthly installment or installments of Impounds due.  If at any time the amount of the Impounds held by Mortgagee shall be less than the amount deemed necessary by Mortgagee to pay Impositions as they fall due, Borrower shall pay to Mortgagee any amount necessary to make up the deficiency within thirty (30) days after notice from Mortgagee to Borrower requesting payment thereof.  Upon the occurrence of an Event of Default hereunder, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee’s sole discretion, any Impounds held by Mortgagee at the time of application (i) to pay Impositions which are now or will hereafter become due, or (ii) as a credit against sums secured by this Instrument.  Upon payment in full of all sums secured by this Instrument, Mortgagee shall refund to Borrower any Impounds then held by Mortgagee.  If requested by Mortgagee, Borrower shall promptly furnish to Mortgagee all notices of Impositions which become due, and in the event Borrower shall make payment directly, Borrower shall promptly furnish to Mortgagee receipts evidencing such payments upon request.

3.             APPLICATION OF PAYMENTS.  Unless applicable law provides otherwise, each complete installment payment received by Mortgagee from Borrower under the Loan Agreement or this Instrument shall be applied by Mortgagee as set forth in the Loan Agreement.  Upon the occurrence of an Event of Default, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee’s sole discretion, any payments received by Mortgagee under the Loan Agreement or this Instrument.  Any partial payment received by Mortgagee shall, at Mortgagee’s option, be held in a non-interest bearing account until Mortgagee receives funds sufficient to equal a complete installment payment.

4.             CHARGES, LIENS.  Borrower shall promptly discharge or bond off any lien which has, or may have, priority over or equality with, the lien of this Instrument, and Borrower shall pay, when due, the claims of all persons supplying labor or materials to or in connection with the Property.  Without Mortgagee’s prior written permission, Borrower shall not allow any lien inferior to this Instrument to be perfected against the Property.  If any lien inferior to this Instrument is filed against the Property without Mortgagee’s prior written permission and without the consent of Borrower, Borrower shall, within thirty (30) days after receiving notice of the filing of such lien, cause such lien to be released of record or bonded off and deliver evidence of such release or bonding to Mortgagee.  Borrower may contest any lien by appropriate proceedings in good faith, timely filed, provided that enforcement of such lien is stayed pending such contest.  Mortgagee may require that Borrower post security for payment of such lien.

5.             INSURANCE.  Borrower shall obtain and maintain the types of insurance required by the Loan Agreement.

BORROWER IS NOT REQUIRED TO OBTAIN INSURANCE FROM OR THROUGH ANY PARTICULAR INSURER, AGENT OR BROKER AND IS FREE TO OBTAIN INSURANCE THROUGH ANY INSURER, AGENT OR BROKER LICENSED TO DO BUSINESS IN THE STATE OF HAWAII THAT MEETS THE REQUIREMENTS SET FORTH IN THE LOAN AGREEMENT.

6.             PRESERVATION AND MAINTENANCE OF PROPERTY; LEASEHOLDS.  Borrower (a) shall not commit waste or permit impairment or deterioration of the Property other than the Designated Buildings (as defined below), (b) shall not abandon the Property, (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property (other than the Designated Buildings) to the equivalent of its original condition, or such other condition as Mortgagee may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair, (d) shall keep the Property (other than the Designated Buildings), including all Improvements thereon, in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair, (e) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement), (f) if all or part of the Property is for rent or lease, then Mortgagee, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Property by a property manager satisfactory to Mortgagee pursuant to a contract approved by Mortgagee in writing, unless such requirement shall be waived by Mortgagee in writing, and (g) shall give notice in writing to Mortgagee of and, unless otherwise directed in writing by Mortgagee, appear in and defend any action or proceeding purporting to affect the Property, the security of this Instrument or the rights or powers of Mortgagee hereunder.  Neither Borrower nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Premises or any fixture, equipment, machinery or appliance in or on the Property with a market value in excess of $50,000 individually or $100,000 in the aggregate, except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.  Notwithstanding any provision herein or in the Loan Agreement to the contrary, Borrower shall not be required to repair, or otherwise keep in good repair, the Designated Buildings and may demolish or otherwise remove the Designated Buildings from the Property in an orderly and efficient manner.  “Designated Buildings” means all of the buildings located on the Property other than the recently-renovated approximately 259,691 square foot warehouse.

Borrower represents and warrants to Lender as of the Closing Date (as defined in the Loan Agreement) and covenants that the Property is and shall be in substantial compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.

7.             USE OF PROPERTY.  Unless required by applicable law or unless Mortgagee has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Property was intended at the time this Instrument was executed.  Borrower shall not, without Mortgagee’s prior written consent, (i) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), (ii) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (iii) file any subdivision or parcel map affecting the Property, or (iv) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.

8.             PROTECTION OF MORTGAGEE’S SECURITY.  If an Event of Default shall have occurred and be continuing, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Mortgagee therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then Mortgagee at Mortgagee’s option may make such appearances, disburse such sums and take such action as Mortgagee deems necessary, in its sole discretion, to protect Mortgagee’s interest, including, but not limited to, (i) disbursement of attorneys’ fees, (ii) entry upon the Property to make repairs, and (iii) procurement of satisfactory insurance as provided in Section 5 hereof.

Any amounts disbursed by Mortgagee pursuant to this Section 8, with interest thereon, shall become additional Indebtedness of Borrower secured by this Instrument.  Unless Borrower and Mortgagee agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the lesser of 18% per annum or the highest rate permitted by law.  Borrower hereby covenants and agrees that Mortgagee shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness.  Nothing contained in this Section 8 shall require Mortgagee to incur any expense or take any action hereunder.

Notwithstanding the foregoing, at Mortgagee’s option, any additional advances made by Mortgagee (i) to protect or preserve the Property or security interest created in the Property and (ii) to ensure the full performance of all of the provisions, agreements, covenants and obligations contained in the Loan Documents may be capitalized and consolidated into the Loan and shall bear interest as provided therein.

9.             INSPECTION.  Mortgagee may make or cause to be made reasonable entries upon the Property during Borrower’s normal business hours to inspect the interior and exterior thereof.  Except in case of emergency, such inspection shall be with reasonable prior notice and shall in any case be with due regard to rights of tenants.

10.           [RESERVED.]

11.           CONDEMNATION.  If the Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, Mortgagee shall apply all such proceeds thereof as set forth in the Loan Agreement.

12.           BORROWER AND LIEN NOT RELEASED.  From time to time, Mortgagee may, at Mortgagee’s option, without giving notice to or obtaining the consent of any junior lienholder or guarantors, without liability on Mortgagee’s part and notwithstanding the occurrence of an Event of Default, extend the time for payment of the Indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of the Indebtedness (including but not limited to any guarantor), accept an extension or modification or renewal note or notes therefor, modify the terms and time of payment of the Indebtedness, enter into a loan modification agreement with Borrower, release from the lien of this Instrument any part of the Property, take or release other or additional security, reconvey any part of the Property, consent to any map or plan of the Property, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with Borrower to modify the rate of interest or period of amortization of the Loan or change the amount of the monthly installments payable thereunder.  Any actions taken by Mortgagee pursuant to the terms of this Section 12 shall not affect the obligation of Borrower or Borrower’s successors or assigns to pay the sums secured by this Instrument and to observe the covenants of Borrower contained herein, shall not affect the guaranty of any person, corporation, partnership or other entity for payment of the Indebtedness, and shall not affect the lien or priority of the lien hereof on the Property.  Borrower shall pay Mortgagee a service charge (based on Mortgagee’s then-current fee schedule for each matters), together with such title insurance premiums and attorneys’ fees as may be incurred at Mortgagee’s option, for any such action if taken at Borrower’s request or for other servicing requests, including but not limited to name changes, prepayments of the Indebtedness, and loan pay off statement requests.  Such service charge is exclusive of any legal fees which may be incurred by Mortgagee in connection with Borrower’s request..

13.           FORBEARANCE BY MORTGAGEE NOT A WAIVER.  Any forbearance by Mortgagee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy.  The acceptance by Mortgagee of payment of any sum secured by this Instrument after the due date of such payment shall not be a waiver of Mortgagee’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee’s right to accelerate the maturity of the Indebtedness secured by this Instrument, nor shall Mortgagee’s receipt of any awards, proceeds or damages under Sections 5 and 11 hereof operate to cure or waive Borrower’s default in payment of sums secured by this Instrument.

14.           UNIFORM COMMERCIAL CODE SECURITY AGREEMENT.  This Instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Borrower hereby grants to Mortgagee a first and prior security interest in all of the Property that constitutes personal property (“Collateral”, for purposes of this Section 14), whether now owned or hereafter acquired.  Borrower agrees that Mortgagee may file this Instrument, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Collateral.  Any reproduction of this Instrument or of any other security agreement or financing statement shall be sufficient as a financing statement.  In addition, Mortgagee may submit for filing any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Instrument in such form as Mortgagee may deem appropriate to perfect a security interest with respect to the foregoing items.  Borrower shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all costs and expenses of any record searches for financing statements Mortgagee may reasonably require.

Borrower expressly warrants and covenants:

(a)           Except for the Permitted Exceptions and the security interest granted hereby and by the other Loan Documents, Borrower is the owner of the Collateral free from any lien, security interest or encumbrance.  Borrower understands that any further encumbrance of the Collateral is prohibited.  Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

(b)           The Collateral is used or bought primarily for use in the business of Borrower and not for consumer purposes.

(c)           Borrower’s business address is as stated above.  The Collateral is located at or on or is used or owned for or in connection with the Premises and other Property.

(d)           Borrower shall promptly notify Mortgagee of any change in the location of the Collateral or any change in Borrower’s principal place of business.

(e)           Borrower will not use the Collateral in violation of any applicable statutes, regulations or ordinances.

(f)            Notwithstanding anything else contained herein to the contrary, if any personal property for use on the Property will be leased to Borrower, Mortgagee’s interest therein shall be subordinate to lessor’s interest therein.

Until the occurrence of an Event of Default, Borrower may have possession of the Collateral and use it in any lawful manner, and upon the occurrence of an Event of Default Mortgagee shall have the immediate right to the possession of the Collateral.

Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code, and Mortgagee may also invoke the remedies provided in Section 26 of this Instrument as to such items.  In exercising any of said remedies Mortgagee may proceed against the items of real property and any items of Collateral specified above separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee’s remedies under the Uniform Commercial Code or of the remedies provided in Section 26 of this Instrument.  Within ten (10) days following any request therefor by Mortgagee, Borrower shall prepare and deliver to Mortgagee a written inventory specifically listing all of the Collateral covered by the security interest herein granted, which inventory shall be certified by Borrower as being true, correct, and complete.

Addresses and Other Information for Fixture Filing.  The following information is provided in order that this Instrument shall comply with the requirements of the Uniform Commercial Code, as enacted in the State of Hawaii, for instruments to be filed as financing statements and with other requirements of applicable law:

(a)	Name of Borrower (Debtor):	MAUI LAND & PINEAPPLE COMPANY, INC.

	Address of Borrower:	120 Kane Street
Kahului, HI 96733-6687

(b)	Name of Mortgagee
	(Secured Party)	BANK OF HAWAII

	Address of Mortgagee:	Commercial Real Estate Loan Division
130 Merchant Street, 17th Floor
Honolulu, Hawaii 96813

(c)	Record Owner of Real Estate
	Described on Exhibit A hereto	BORROWER

(d)	Jurisdiction of Organization:	Hawaii

(e)	Organizational ID No.:	756 D1

15.           LEASES OF THE PROPERTY.  Borrower shall comply with and observe Borrower’s obligations as landlord under all Leases of the Property or any part thereof.  All Leases now or hereafter entered into will be in form and substance subject to the approval of Mortgagee.  If Mortgagee fails to approve or disapprove any Lease in writing within 10 business days of the receipt of a written request from Borrower, which request includes a copy of the proposed Lease, and Mortgagee receives a second written request from Borrower and fails to respond within ten business days of the receipt thereof, Mortgagee shall be deemed to have given approval for such Lease.  Borrower shall pay all reasonable attorneys’ fees incurred by Mortgagee in reviewing any Lease or proposed Lease.  All Leases of the Property shall specifically provide that such Leases are subordinate to this Instrument; that the tenant attorns to Mortgagee, such attornment to be effective upon Mortgagee’s acquisition of title to the Property; that the tenant agrees to execute such further evidences of attornment as Mortgagee may from time to time request; that the attornment of the tenant shall not be terminated by foreclosure; and that Mortgagee may, at Mortgagee’s option, accept or reject such attornments (except as to third-party credit tenants unrelated to Borrower, as to which Mortgagee shall grant a non-disturbance provision).  Borrower shall not, without Mortgagee’s written consent, request or consent to the subordination of any Lease of all or any part of the Property to any lien subordinate to this Instrument.  If Borrower becomes aware that any tenant proposes to do, or is doing, any act or thing which may give rise to any right of set-off against rent, Borrower shall (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (ii) immediately notify Mortgagee thereof in writing and of the amount of said set-offs, and (iii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to set-off or take such other steps as shall effectively discharge such setoff and as shall assure that Rents thereafter due shall continue to be payable without set-off or deduction.  Upon Mortgagee’s receipt of notice of the occurrence of any default or violation by Borrower of any of its obligations under the Leases beyond applicable periods for notice and cure, Mortgagee shall have the immediate right, but not the duty or obligation, without prior written notice to Borrower or to any third party (but with due regard for rights of tenants under Leases), to enter upon the Property and to take such actions as Mortgagee may deem necessary to cure the default or violation by Borrower under the Leases.  The costs incurred by Mortgagee in taking any such actions pursuant to this paragraph shall become part of the Indebtedness, shall bear interest at the rate provided in the Loan Agreement, and shall be payable by Borrower to Mortgagee on demand.  Mortgagee shall have no liability to Borrower or to any third party for any actions taken by Mortgagee or not taken pursuant to this paragraph.

16.           REMEDIES CUMULATIVE.  Each remedy provided in this Instrument is distinct and cumulative to all other rights or remedies under this Instrument or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

17.           TRANSFERS OF THE PROPERTY; SUBORDINATE FINANCING PROHIBITED.  Mortgagee may, at its option, declare all sums secured by this Instrument to be immediately due and payable, and Mortgagee may invoke any remedies permitted by Section 26 of this Instrument, if title to the Property is changed.  Any transfer of any interest in the Property or in the income therefrom, by sale or lease (except for Leases to tenants in the ordinary course of managing income property which are approved by Mortgagee pursuant to Section 15 of this Instrument) (including any such transfers as security for additional financing of the Property), shall be considered a change of title.  Leasehold mortgages and collateral assignments of any Lease of the Property given by tenants of the Property are prohibited.

18.           NOTICE.  Except for any notice required under applicable law to be given in another manner, any and all notices, elections, demands, or requests permitted or required to be made under this Instrument or under the Loan Agreement shall be in writing, signed by the party giving such notice, election, demand or request, and shall be shall be (a) personally delivered, (b) sent by first-class United States mail, or (c) sent by overnight courier of national reputation, to the other party at the address stated above, or to such other party and at such other address within the United States of America as any party may designate in writing as provided herein.  The date of receipt of such notice, election, demand or request shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, or (c) the date sent if sent by overnight courier.

19.           SUCCESSORS AND ASSIGNS BOUND; AGENTS; CAPTIONS.  The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of Mortgagee and Borrower, subject to the provisions of Section 17 hereof.  In exercising any rights hereunder or taking any actions provided for herein, Mortgagee may act through its employees, agents or independent contractors as authorized by Mortgagee.  The captions and headings of the sections of this Instrument are for convenience only and are not to be used to interpret or define the provisions hereof.

20.           WAIVER OF STATUTE OF LIMITATIONS.  Borrower hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce the Loan Agreement or any other obligation secured by this Instrument.

21.           WAIVER OF MARSHALLING.  Notwithstanding the existence of any other security interests in the Property held by Mortgagee or by any other party, Mortgagee shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein.  Mortgagee shall have the right to determine the order in which any or all portions of the Indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein.  Borrower, any party who consents to this Instrument and any party who now or hereafter acquires a security interest in the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

22.           [RESERVED.]

23.           ADVANCES, COSTS AND EXPENSES.  Borrower shall pay within thirty (30) days after written demand from Mortgagee all sums advanced by Mortgagee and all costs and expenses incurred by Mortgagee in taking any actions pursuant to the Loan Documents including reasonable attorneys’ fees and disbursements, accountants’ fees, appraisal and inspection fees and the costs for title reports and guaranties, together with interest thereon at the lesser of 18% per annum or the highest rate permitted by law.  All such costs and expenses incurred by Mortgagee, and advances made, shall constitute advances under this Instrument to protect the Property and shall be secured by and have the same priority as the lien of this Instrument.  If Borrower fails to pay any such advances, costs and expenses and interest thereon, Mortgagee may apply any undisbursed loan proceeds to pay the same, and, without foreclosing the lien of this Instrument, may at its option commence an independent action against Borrower for the recovery of the costs, expenses and/or advances, with interest, together with costs of suit, costs of title reports and guaranty of title, disbursements of counsel and reasonable attorneys’ fees incurred therein or in any appeal therefrom.  If any check delivered by or on behalf of Borrower in payment of any monthly installment due on the Indebtedness or any other payment due hereunder shall be returned on account of insufficient funds, or if Mortgagee is unable to debit Borrower’s account for such payment in accordance with previously agreed automated funds withdrawal mechanism, Borrower shall pay a service charge in accordance with Mortgagee’s current fee schedule.

24.           ASSIGNMENT OF LEASES AND RENTS.  Borrower, for good and valuable consideration, the receipt of which is hereby acknowledged, to secure the Indebtedness, does hereby absolutely and unconditionally grant, bargain, sell, transfer, assign, convey, set over and deliver unto Mortgagee all right, title and interest of Borrower in, to and under the Leases of the Property, whether now in existence or hereafter entered into, and all guaranties, amendments, extensions and renewals of said Leases and any of them, and all Rents which may now or hereafter be or become due or owing under the Leases, and any of them, or on account of the use of the Property.

Borrower represents, warrants, covenants and agrees with Mortgagee as follows:

(a)           The sole ownership of the entire lessor’s interest in the Leases is vested in Borrower, and Borrower has not, and shall not, perform any acts or execute any other instruments which might prevent Mortgagee from fully exercising its rights with respect to the Leases under any of the terms, covenants and conditions of this Instrument.

(b)           The Leases are and shall be valid and enforceable in accordance with their terms and have not been and shall not be altered, modified, amended, terminated, canceled, renewed or surrendered except as approved in writing by Mortgagee, which approval shall not be unreasonably withheld, subject to Mortgagee’s then-current underwriting criteria for similar properties and transactions.  The terms and conditions of the Leases have not been and shall not be waived in any manner whatsoever except as approved in writing by Mortgagee.

(c)           Borrower shall not decrease the term or the amount of rent payable under any Lease without prior written notice to Mortgagee and Mortgagee’s consent.

(d)           There are currently no Leases of the Property.

(e)           Borrower shall give prompt written notice to Mortgagee of any notice received by Borrower claiming that a default has occurred under any of the Leases on the part of Borrower, together with a complete copy of any such notice.

(f)            Each of the Leases shall remain in full force and effect irrespective of any merger of the interest of lessor and any lessee under any of the Leases.

(g)           Borrower will not permit any Lease to become subordinate to any lien other than the lien of this Instrument.

(h)           Borrower shall not permit the assignment of the lessee’s interest under any Lease without Mortgagee’s prior written consent.

The assignment made hereunder is an absolute, present assignment from Borrower to Mortgagee, effective immediately, and is not merely an assignment for security purposes but is irrevocable by Borrower so long as the Indebtedness remains outstanding.  Notwithstanding the foregoing, until a notice is sent to the Borrower in writing that an Event of Default (as defined below) has occurred under the terms and conditions of the Loan Agreement or any  instrument constituting  security for the Loan (which notice is hereafter called a “Notice”), Borrower is granted a license to receive, collect and enjoy the Rents accruing from the Property.

If an Event of Default shall occur, Mortgagee may, at its option, after service of a Notice, receive and collect all such Rents as they become due, from the Property.  Mortgagee shall thereafter continue to receive and collect all such Rents, until Mortgagee shall otherwise agree in writing.  All sums received by Borrower after service of such Notice shall be deemed received in trust and shall be immediately turned over to Mortgagee.

Borrower hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact with power of substitution and with full power for Mortgagee in its own name and capacity or in the name and capacity of Borrower, from and after  service of Notice, to demand, collect, receive and give complete acquittances for any and all Rents accruing from the Property, either in its own name or in the name of Borrower or otherwise, which Mortgagee may deem necessary or desirable in order to collect and enforce the payment of the Rents and to demand, collect, receive, endorse, and deposit all checks, drafts, money orders or notes given in payment of such Rents.  Such appointment is coupled with an interest and is irrevocable.  Mortgagee shall not be liable for or prejudiced by any loss of any note, checks, drafts, etc., unless such loss shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

Mortgagee shall apply the Rents received from Borrower’s lessees, to accrued interest and principal under the Loan Agreement.  If no Event of Default remains uncured, amounts received in excess of the aggregate monthly payment due under the Loan Agreement shall be remitted to Borrower in a timely manner.  Nothing contained herein shall be construed to constitute Mortgagee as a mortgagee-in-possession in absence of its physically taking possession of the Property.

Borrower also hereby irrevocably appoints Mortgagee from and after service of notice as its true and lawful attorney-in-fact to appear in any state or federal bankruptcy, insolvency, or reorganization proceeding in any state or federal court involving any of the tenants of the Leases.  Lessees of the Property are hereby expressly authorized and directed, from and after service of a Notice to pay any and all amounts due Borrower pursuant to the Leases to Mortgagee or such nominee as Mortgagee may designate in writing delivered to and received by such lessees who are expressly relieved of any and all duty, liability or obligation to Borrower in respect of all payments so made.

If an Event of Default shall occur and continue, Mortgagee is hereby vested with full power from and after service of a Notice to use all measures, legal and equitable, deemed by it necessary or proper to enforce the assignment granted hereunder and to collect the Rents assigned hereunder, including the right of Mortgagee or its designee, to enter upon the Property, or any part thereof, and take possession of all or any part of the Property together with all personal property, fixtures, documents, books, records, papers and accounts of Borrower relating thereto, and may exclude the Borrower, its agents and servants, wholly therefrom.  Borrower hereby grants full power and authority to Mortgagee to exercise all rights, privileges and powers herein granted at any and all times after service of a Notice, with full power to use and apply all of the Rents and other income herein assigned to the payment of the costs of managing and operating the Property and of any indebtedness or liability of Borrower to Mortgagee, including but not limited to the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the Improvements on the Premises or of making the same rentable, reasonable attorneys’ fees incurred in connection with the enforcement of the assignment granted hereunder, and of principal and interest payments due from Borrower to Mortgagee on the Loan Agreement and this Instrument, all in such order as Mortgagee may determine.  Mortgagee shall be under no obligation to exercise or prosecute any of the rights or claims assigned to it hereunder or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Borrower in the Leases.  It is further understood that the assignment granted hereunder shall not operate to place responsibility for the control, care, management or repair of the Property, or parts thereof, upon Mortgagee, nor shall it operate to make Mortgagee liable for the performance of any of the terms and conditions of any of the Leases, or for any waste of the Property by any lessee under any of the Leases or any other person, or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any lessee, licensee, employee or stranger, unless the same shall have been found by a court of competent jurisdiction to have been due to the gross negligence or willful misconduct of Mortgagee.

25.           DEFAULT.  The following shall each constitute an event of default (“Event of Default”):

(a)           The occurrence of an “Event of Default” under the Loan Agreement.

(b)           The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into, except as specifically allowed under this Instrument, including without limitation creating or allowing any subordinate liens on the Property or leasing any portion of the Property.

(c)           Any warranty, representation or statement furnished to Mortgagee by or on behalf of Borrower under the Loan Agreement, this Instrument, any of the other Loan Documents or the Indemnity, shall prove to have been false or misleading in any material respect when made.

(d)           Failure of Borrower to observe or perform any other covenant or condition contained herein and such default shall continue for thirty (30) days after notice is given to Borrower specifying the nature of the failure, or if the default cannot be cured within such applicable cure period, Borrower fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions.

(e)           Borrower’s abandonment of the Property.

26.           RIGHTS AND REMEDIES ON DEFAULT.

26.1.        Remedies.  Upon the occurrence of any Event of Default and at any time thereafter, Mortgagee may exercise any one or more of the following rights and remedies:

(a)           Mortgagee may declare all sums secured by this Instrument immediately due and payable.

(b)           Mortgagee shall have the right to foreclose this Instrument in accordance with applicable law.

(c)           In the event of any foreclosure, to the extent permitted by applicable law, Mortgagee will be entitled to a judgment which will provide that if the foreclosure sale proceeds are insufficient to satisfy the judgment, execution may issue for any amount by which the unpaid balance of the obligations secured by this Instrument exceeds the net sale proceeds payable to Mortgagee.

(d)           With respect to all or any part of the Property that constitutes personal property, Mortgagee shall have all rights and remedies of secured party under the Uniform Commercial Code.

(e)           Mortgagee shall have the right to have a receiver appointed to take possession of any or all of the Property, with the power to protect and preserve the Property, to operate the Property preceding foreclosure or sale, to collect all the Rents from the Property and apply the proceeds, over and above cost of the receivership, against the sums due under this Instrument, and to exercise all of the rights with respect to the Property described in Section 24 above.  The receiver may serve without bond if permitted by law.  To the extent permitted by law, Mortgagee’s right to the appointment of a receiver shall exist whether or not apparent value of the Property exceeds the sums due under this Instrument by a substantial amount.  Employment by Mortgagee shall not disqualify a person from serving as a receiver.

(f)            In the event Borrower remains in possession of the Property after the Property is sold as provided above or Mortgagee otherwise becomes entitled to possession of the Property upon default of Borrower, Borrower shall become a tenant at will of Mortgagee or the purchaser of the Property and shall pay a reasonable rental for use of the Property while in Borrower’s possession.

(g)           Mortgagee shall have any other right or remedy provided in this Instrument, the Loan Agreement, or any other Loan Document or instrument delivered by Borrower in connection therewith, or available at law, in equity or otherwise.

(h)           Mortgagee shall have all the rights and remedies set forth in Sections 23 and 24.

26.2.        Sale of the Property.  In exercising its rights and remedies, Mortgagee may, at Mortgagee’s sole discretion, cause all or any part of the Property to be sold as a whole or in parcels, and certain portions of the Property may be sold without selling other portions.  Mortgagee may bid at any public sale on all or any portion of the Property.

26.3.        Notice of Sale.  Mortgagee shall give Borrower reasonable notice of the time and place of any public sale of any personal property or of the time after which any private sale or other intended disposition of the personal property is to be made.  Reasonable notice shall mean notice given in accordance with applicable law, including notices given in the manner and at the times required for notices in a nonjudicial foreclosure.

26.4.        Waiver; Election of Remedies.  A waiver by either party of a breach of a provision of this Instrument shall not constitute a waiver of or prejudice the party’s right otherwise to demand strict compliance with that provision or any other provision.  Election by

Mortgagee to pursue any remedy shall not exclude pursuit of any other remedy, and all remedies of Mortgagee under this Instrument are cumulative and not exclusive.  An election to make expenditures or take action to perform an obligation of Borrower shall not affect Mortgagee’s right to declare a default and exercise its remedies under this Instrument.

27.           SATISFACTION OF MORTGAGE.  Upon payment of all sums secured by this Instrument, Mortgagee shall execute a satisfaction (or at Borrower’s option, an assignment) of this Instrument and shall surrender this Instrument and all notes evidencing Indebtedness secured by this Instrument to the person or persons legally entitled thereto.  Such person or persons shall pay Mortgagee’s costs incurred in connection with satisfaction or assignment of this Instrument.  Mortgagee will charge a service fee in accordance with its then-current schedule or servicing fees if an assignment is requested.

28.           FUTURE ADVANCES.  Upon request of Borrower, Mortgagee, at Mortgagee’s option so long as this Instrument secures Indebtedness held by Mortgagee, may make Future Advances to Borrower.  Such Future Advances, with interest thereon, shall be secured by this Instrument when evidenced by promissory notes stating that said notes are secured hereby.

29.           USE OF PROPERTY.  The Property is not currently used for agricultural, farming, timber or grazing purposes.  Borrower warrants that this Instrument is and will at all times constitute a commercial mortgage, as defined under appropriate state law.

30.           IMPOSITION OF TAX BY STATE.

30.1.        State Taxes Covered.  The following constitute state taxes to which this Section applies:

(a)           A specific tax upon mortgages or upon all or any part of the indebtedness secured by a mortgage.

(b)           A specific tax on a mortgagor which the taxpayer is authorized or required to deduct from payments on the indebtedness secured by a mortgage.

(c)           A tax on a mortgage chargeable against the mortgagee or the holder of the note secured.

(d)           A specific tax on all or any portion of the indebtedness or on payments of principal and interest made by a mortgagor.

30.2.        Remedies.  If any state tax to which this Section applies is enacted subsequent to the date of this Instrument, this shall have the same effect as an Event of Default, and Mortgagee may exercise any or all of the remedies available to it unless the following conditions are met:

(a)           Borrower may lawfully pay the tax or charge imposed by state tax, and

(b)           Borrower pays the tax or charge within thirty (30) days after notice from Mortgagee that the tax has been levied.

31.           ATTORNEYS’ FEES.  In the event suit or action is instituted to enforce or interpret any of the terms of this Instrument (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding including, without limitation, attorneys’ fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.  Whether or not any court action is involved, all reasonable expenses, including but not limited to the costs of searching records, obtaining title reports, surveyor reports, and title insurance, incurred by Mortgagee that are necessary at any time in Mortgagee’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Loan Agreement.  The term “attorneys’ fees” as used in the Loan Documents shall be deemed to mean such fees as are reasonable and are actually incurred.

32.           GOVERNING LAW; SEVERABILITY.  This Instrument shall be governed by the law of the State of Hawaii applicable to contracts made and to be performed therein (excluding choice-of-law principles).  In the event that any provision or clause of this Instrument or the Loan Agreement conflicts with applicable law, such conflict shall not affect other provisions of this Instrument or the Loan Agreement which can be given effect without the conflicting provision, and to this end the provisions of this Instrument and the Loan Agreement are declared to be severable.

33.           TIME OF ESSENCE.  Time is of the essence of this Instrument.

34.           CHANGES IN WRITING.  This Instrument and any of its terms may only be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any agreement subsequently made by Borrower or Mortgagee relating to this Instrument shall be superior to the rights of the holder of any intervening lien or encumbrance.

35.           NO OFFSET.  Borrower’s obligation to make payments and perform all obligations, covenants and warranties under this Instrument and under the Loan Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation any setoff, counterclaim, abatement, suspension, recoupment, deduction, defense or other right that Borrower or any guarantor may have or claim against Mortgagee or any entity participating in making the loan secured hereby.  The foregoing provisions of this section, however, do not constitute a waiver of any claim or demand which Borrower or any guarantor may have in damages or otherwise against Mortgagee or any other person, or preclude Borrower from maintaining a separate action thereon; provided, however, that Borrower waives any right it may have at law or in equity to consolidate such separate action with any action or proceeding brought by Mortgagee.

36.           WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, BORROWER AND MORTGAGEE HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE ANY AND ALL RIGHTS THAT EACH PARTY TO THIS INSTRUMENT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR THE STATE OF HAWAII, TO A TRIAL BY

JURY OF ANY AND ALL ISSUES ARISING DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO.  IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.  BORROWER UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN.

37.           MAXIMUM INTEREST CHARGES.  Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, in no event shall Mortgagee be entitled to receive interest on the Loan in amounts which, when added to all of the other interest charged, paid to or received by Mortgagee on the Loan, causes the rate of interest on the Loan to exceed the highest lawful rate.  Borrower and Mortgagee intend to comply with the applicable law governing the highest lawful rate and the maximum amount of interest payable on or in connection with the Loan.  If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the final maturity date of the Loan or if any prepayment by Borrower results in Borrower having paid or demand having been made on Borrower to pay, any interest in excess of the amount permitted by applicable law, then all excess amounts theretofore collected by Mortgagee shall be credited on the principal balance of the Loan (or, if the Loan has been or would thereby be paid in full, such excess amounts shall be refunded to Borrower), and the provisions of the Loan Agreement, this Instrument and any demand on Borrower shall immediately be deemed reformed and the amounts thereafter collectible thereunder and hereunder shall be reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and hereunder.  The right to accelerate the final maturity date of the Loan does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling.  By execution of this Instrument, Borrower acknowledges that it believes the Loan to be nonusurious and agrees that if, at any time, Borrower should have reason to believe that the Loan is in fact usurious, it will give Mortgagee written notice of its belief and the reasons why Borrower believes the Loan to be usurious, and Borrower agrees that Mortgagee shall have ninety (90) days following its receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.

[REMAINDER OF PAGE INTENTIONALLY BLANK;
EXECUTION PAGE FOLLOWS]

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, Borrower has executed this Instrument or has caused the same to be executed under seal by its duly authorized representative as of the day and year first written above.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation

By:	/S/ FRED W. RICKERT
Print: Fred W. Rickert
Title: Vice President/Treasurer

By:	/S/ ADELE H. SUMIDA
Print: Adele H. Sumida
Title: Controller & Secretary

[Seal]